                                                                  Exhibit 10.11

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made on the 8th day of July, 1997, by and among JEH ACQUISITION CORP., a Delaware corporation ("Buyer"), JEH COMPANY, a Texas corporation ("Seller"), and JAMES E. HELZER, the sole shareholder of Seller ("Shareholder"). MARILYN HELZER, spouse of Shareholder ("Mrs. Helzer") has joined in this Agreement for the purposes set forth below. JEH ENTERPRISES, INC., a Colorado corporation ("Enterprises"), has joined in this Agreement for the purposes set forth below.

                                    RECITALS

         A. Seller is a wholesale distributor of roofing materials and supplies and building products and supplies for commercial and residential applications, with operations in Texas, Colorado, Indiana, Iowa and Virginia (the "Business").

         B. Buyer intends to buy, and Seller intends to sell and assign to Buyer, the Business and all of Seller's operating assets (the "Acquired Business"), upon the terms and conditions of this Agreement.

         C. Shareholder owns all of the issued and outstanding shares of stock of Seller and will benefit substantially from the transactions under this Agreement. In return for such benefits, Shareholder is willing to enter into this Agreement for the purposes set forth below.

         D. Mrs. Helzer acknowledges that she will receive a substantial financial benefit from the transactions under this Agreement. Accordingly, she is willing to, and does hereby, enter into this Agreement for the purposes of joining in any and all representations, warranties, covenants and agreements of Shareholder under this Agreement.

                                 OPERATIVE TERMS

         In consideration of the mutual promises, Buyer, Seller, Shareholder and Mrs. Helzer agree as follows:

1.       Purchased Assets; Excluded Assets; Assumed Liabilities.

         1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 4.1), Seller will sell and assign to Buyer, and Buyer will purchase from Seller, the Business, all of Seller's operating assets and all other assets used or useful in connection with the Business, including, without limitation:

                  (a) the equipment, vehicles, rolling stock, racks, furniture, fixtures, fixed assets and leasehold improvements including, without limitation, those items described in Exhibit 1.1(a);

                  (b) inventories of roofing materials and supplies and building products and supplies with respect to the Business which are held for resale (the "Inventory");

                  (c) accounts and notes receivable held by Seller and notes, bonds and other evidence of indebtedness of and rights to receive payments from any person held by or owed to Seller (the "Accounts Receivable"), including, without limitation, those described in Exhibit 1.1(c), and all of Seller's rights in collateral that secures any or all of the Accounts Receivable;

                  (d) prepaid expenses and security deposits described in
         Exhibit 1.1(d), manufacturers' rebates receivable as of June 30, 1997, and other current assets related to or required in the Business;

                  (e) all of Seller's rights under the real property leases described in Exhibit 1.1(e) (the "Third Party Leases");

                  (f) all of Seller's rights under the equipment leases and contracts described in Exhibit 1.1(f) (the "Leases and Contracts");

                  (g)      telephone numbers;

                  (h) goodwill, customer lists, assumed names, intellectual property including, without limitation, the trade names, trademarks and service marks described in Exhibit 1.1(h);

                  (i) computer hardware and software, and all of Seller's rights under software licenses;

                  (j)      cash and cash equivalents;

                  (k)      assignable licenses and permits;

                  (l) business insurance policies including, without limitation, all proceeds and rights to proceeds with respect thereto (the "Business Insurance Policies");

                  (m) a term life insurance policy insuring Shareholder's life and having a face amount of Two Million Dollars ($2,000,000) (the "Assigned Life Insurance Policy");

                  (n) choses in action, claims, demands and rights in favor of Seller other than Seller's rights under this Agreement;

                  (o)      books and records; and


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                  (p) all other tangible and intangible assets related to the
         Business.

Such assets, other than the Excluded Assets, as defined in Section 1.2, are collectively called the "Purchased Assets." The Purchased Assets will be sold free and clear of all security interests, liens, claims, encumbrances, restrictions, reservations, charges or matters of a like kind (the "Encumbrances"), except for the items described in Exhibit 1.1 (the "Permitted Encumbrances").

         1.2 Excluded Assets. The sale and purchase under this Agreement shall not include the following assets (the "Excluded Assets"):

                  (a) the notes receivable dated December 29, 1995, from two relatives of Shareholder in favor of Seller in the aggregate principal amount of $268,758.00;

                  (b) the life insurance policies on the life of Shareholder having a cash surrender value of $725,647.00 at December 31, 1996 on Seller's balance sheet at the same date, which policies are listed in
         Exhibit 1.2(b) (the "Excluded Life Insurance Policies");

                  (c) Seller's corporate minute books and tax returns (copies of which shall be made available to Buyer upon request); and

                  (d) the other excluded assets listed on Exhibit 1.2(d) (the "Other Excluded Assets").

         1.3      Assumed Liabilities.  At the Closing, Buyer shall assume:

                  (a) The accounts payable and accrued expenses of Seller, as of the Effective Time, as defined in Section 4.1, that are both (i) accrued by Seller in the ordinary course of the Business, consistent with generally accepted accounting principles ("GAAP"), including trade payables and all accrued expenses related to the operation and conduct of the Business (provided, however, with respect to Seller's employees, only accrued expenses with respect to vacation, sick leave, bonuses and commissions), and (ii) expressly and finally set forth in the Closing Balance Sheet, as defined in Section 2.3; and

                  (b) the obligations of Seller that accrue after June 30, 1997, under the Third Party Leases and the Leases and Contracts, but not as the result of any breach thereof by Seller or act or omission of Seller that with notice, the passage of time, or both, would constitute a breach thereof by Seller;


(collectively, the "Assumed Liabilities"). Except for the Assumed Liabilities, Buyer will not assume any contracts, leases, debts, obligations or liabilities of Seller, or arising out of the ownership or operation of the Business, whether express or implied, contingent or otherwise, or resulting from any violation of law, rule or regulation, or arising out of any act, omission or transaction of Seller, Enterprises, Shareholder or Mrs. Helzer.


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         1.4 Real Property Leases. At the Closing, as defined in Section 4.1,
Shareholder (or Shareholder and Mrs. Helzer, in each case in which Shareholder and Mrs. Helzer are co-owners or own the property as community property), as landlord, and Buyer, as tenant, shall enter into real estate leases with respect to the following facilities:

                  (a)      Corporate Offices
                           2500, 2550, and 2552 US Highway 287
                           Mansfield, Texas;

                  (b)      Warehouse
                           603 Wisteria Street
                           Mansfield, Texas;

                  (c)      Frisco Branch
                           4400 Preston Road
                           Frisco, Texas;

                  (d)      Colleyville Branch
                           1800 Tarrant Lane
                           Colleyville, Texas;

                  (e)      Mesquite Branch
                           901 Dalworth Drive
                           Mesquite, Texas;

                  (f)      Colorado Springs Branch
                           5565 East Bijou Street
                           Colorado Springs, Colorado; and

                  (g)      Henderson Branch
                           8221 East 96th Avenue
                           Henderson, Colorado.

         The leases with respect to such facilities (the "Shareholder Leases") shall be in the form of, and shall contain the terms set forth in, Exhibits 1.4(a), 1.4(b), 1.4(c), 1.4(d), 1.4(e), 1.4(f), and 1.4(g). The premises leased under the Third Party Leases and the Shareholder Leases are individually and collectively called the "Leased Premises."

         1.5 Employment Agreements. At the Closing, Buyer, as employer, and Shareholder, as employee, shall enter into an employment agreement, under which Shareholder shall be employed as president or other senior officer of Buyer and chief executive officer of the Acquired Business division of Buyer (which may be called the JEH division), which employment agreement shall be in the form of, and contain the terms set forth in, Exhibit 1.5(a) (the "J.E. Helzer Employment Agreement"). At the Closing, Buyer will offer employment to E.G. Helzer, Shareholder's brother,


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pursuant to an employment agreement which shall be in the form of, and contain the terms set forth in, Exhibit 1.5(b) (the "E.G. Helzer Employment Agreement").

         1.6 Initial Public Offering. If (a) within five (5) years after June 30, 1997, a company controlled by TDA Industries, Inc. files a Registration Statement that is declared effective by the SEC which registers the common stock of its roofing supply business (the "Roofing Company") for sale in connection with an underwritten initial public offering of at least 10% of the Roofing Company's then-outstanding common stock "(IPO"), and such stock is in fact sold in such IPO, (b) the operations of the Acquired Business are part of the Roofing Company's operations at the time of the effective date of such filing, (c) the Acquired Business' earnings before interest, federal income taxes, depreciation and amortization ("EBITDA") from July 1, 1997 to the effective date of such filing are:

                  (i) not less than Three Million Eight Hundred
                      Thousand Dollars ($3,800,000.00) per year
                      (the "First Alternative"); or

                 (ii) less than Three Million Eight Hundred
                      Thousand Dollars ($3,800,000.00) per year but not less than Three Million Six Hundred Thousand Dollars ($3,600,000.00) per year (the "Second Alternative");

(or, in the case of the First Alternative or Second Alternative, not less than a seasonally adjusted portion of such amount for any partial fiscal year), and (d) following the IPO, the Roofing Company's common stock is traded on a national securities exchange or on NASDAQ, then Seller or its designee shall receive One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00), if the First Alternative is met, or One Million Dollars ($1,000,000.00), if the Second Alternative is met, payable, at the option of the Roofing Company, either in cash, or in common stock of the Roofing Company valued at the price at which such common stock is sold in the IPO. Such common stock delivered to Seller or its designee pursuant to this Section 1.6 shall be issued subject to all normal and customary agreements among the underwriters, the Roofing Company, and its principal shareholders entered into in connection with the IPO, and to a lock-up limited to no more than 24 months from the effective date of the IPO at the discretion of the underwriters of such IPO, or any greater period of time that may be required by any regulatory agency, share exchange, or NASDAQ. In the event that Seller or its designee provides the Roofing Company notice, at least 30 days prior to the anticipated effective date of the IPO, that it would prefer to receive the Roofing Company common stock, rather than cash, Buyer shall use reasonable efforts to have such stock issued to Seller or its designee (subject to the approval of the underwriters of such IPO). Buyer shall use reasonable efforts to have Shareholder be given the opportunity, upon the consummation of the IPO, to become a senior officer (other than chief executive officer) and a director of the IPO company, in addition to such position(s) as he would maintain with Buyer and the Acquired Business.


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         For purposes of this Section, "Registration Statement" means a registration statement filed by the Roofing Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with a public offering of the Roofing Company's common stock (other than a registration statement filed on Form S-4 or Form S-8, or any form substituting therefor).

         1.7 Exclusive Distributorship Agreement. At the Closing, JEH Exports, Inc., a Texas corporation ("Exports"), the stock of which is owned solely by Shareholder, and Buyer shall enter into, and Shareholder shall cause Exports to enter into, the Exclusive Distributorship Agreement in the form of, and containing the terms set forth in, Exhibit 1.7 (the "Distributorship Agreement") pursuant to which Buyer shall be the sole distributor of Exports of roofing materials in the territories described therein.

         1.8 Enterprises. Seller, Enterprises, Shareholder and Mrs. Helzer, jointly and severally, represent and warrant to Buyer, as of the Closing Date, and covenant with Buyer, as follows:

                  (a) Enterprises is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Enterprises has full power to own its assets and to conduct its business as presently conducted. Enterprises is not required to be authorized, qualified or licensed to do business in any other state.

                  (b) Enterprises has all requisite power and authority to execute and enter into this Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by Enterprises at the Closing (the "Enterprises Document") and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Enterprises of this Agreement and the Enterprises Documents have been duly authorized by all necessary action, corporate or otherwise, by Enterprises and its stockholders. This Agreement has been duly executed and delivered by Enterprises and its sole shareholder, James E. Helzer, and is the legal, valid and binding agreement of Enterprises, enforceable against Enterprises in accordance with its terms. The Enterprises Documents will be, when executed and delivered by Enterprises, the legal, valid and binding agreements of Enterprises enforceable against Enterprises in accordance with their respective terms.

                  (c) Except as set forth in Exhibit 1.8, Enterprises has no assets of any nature.

                  (d) Enterprises has no debts, obligations or other liabilities, whether express or implied, contingent or otherwise, or resulting from any violation of law, rule or regulation, or arising out of any act, omission or transaction of Enterprises.

                  (e) At the Closing, Enterprises shall sell, transfer and assign to Buyer, for One Hundred Dollars ($100.00), and other good and valuable consideration, all of the assets of Enterprises (including, without limitation, its interest in any of the Third Party Leases and claims and choses in action), under such documents of assignment and transfer as are acceptable to Buyer, in its sole discretion, free and clear of all Encumbrances; provided, however, that Buyer shall not


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assume any contracts, leases (except as may be assumed expressly by Buyer in writing), debts, obligations or liabilities of Enterprises, or arising out of the ownership or operation of any of Enterprises' assets, whether express or implied, contingent or otherwise, or resulting from any violation of law, rule or regulation, or arising out of any act, or omission or transaction of Enterprises, and Seller, Enterprises, Shareholder and Mrs. Helzer, jointly and severally, shall indemnify and hold Buyer harmless with respect thereto.

         1.9 Manufacturers' Rebates. On or before March 1, 1998, Seller and Buyer shall prorate, in accordance with the terms of this Section 1.9, the volume rebates provided exclusively on an annual basis (for example, end of year volume rebates which have not been previously credited or accrued) for calendar year 1997 by the manufacturers listed on Exhibit 1.9. Seller's portion of such annual rebate from any such manufacturer for calendar year 1997 shall be that proportion of the annual rebate from such manufacturer for calendar year 1997 as the dollar volume of purchases by Seller from such manufacturer during the first six calendar months of 1997 ("Seller's Purchases") bears to the sum of (a) Seller's Purchases and (b) the dollar volume of purchases by Buyer from such manufacturer with respect to the Acquired Business during the balance of calendar year 1997. Seller's share of the rebates, as determined under this
Section 1.9, will be paid to Seller as follows:

                  (i) by wire transfer in immediately available
                      funds of an amount not exceeding the sum of
                      (A) the difference between Two Hundred Fifty
                      Thousand Dollars ($250,000.00) and the
                      amount, if any, of the Additional Cash
                      Payment under Section 23(b)(i), and (B) One
                      Hundred Thousand Dollars ($100,000.00); and

                 (ii) if Seller's share of such rebates exceeds
                      the amount determined under clause (i)
                      above, the Promissory Note described in
                      Section 2.1 shall be amended by adding such excess to the principal balance under the Promissory Note.

         1.10 Employee Services Agreement. Contemporaneously with the execution of this Agreement, Seller and Buyer have entered into an Employee Services Agreement in the form of, and containing the terms set forth in, Exhibit 1.10.

2. Purchase Price and Payment; Allocation; and Sales and Transfer Taxes.

         2.1 Purchase Price and Payment. The purchase price for the Purchased Assets, subject to adjustment under the terms of this Agreement (the "Purchase Price"), shall be Fourteen Million Five Hundred Thousand Dollars ($14,500,000.00) (the "Tentative Purchase Price") plus the Adjustment Amount, as defined in Section 2.2, if the Adjustment Amount is a positive number, or minus the Adjustment Amount, if the Adjustment Amount is a negative number. At the Closing, the Tentative Purchase Price, after applying the prorations, credits and adjustments provided for in this Agreement (the "Adjusted Tentative Purchase Price"), shall be payable as follows: (a) Buyer shall pay to Seller, by wire transfer in immediately available United States funds, the sum of


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Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00) (the "Closing
Cash Amount"); and (b) Buyer shall issue to Seller, Buyer's Secured Non-Negotiable Promissory Note, in the form of, and containing the terms set forth in, Exhibit 2.1(b)(1) to this Agreement for the balance of the Adjusted Tentative Purchase Price (the "Promissory Note"). The Promissory Note shall be secured by a Security Agreement in the form of, and containing the terms set forth in, Exhibit 2.1(b)(2) (the "Security Agreement").

         In addition to the foregoing, Buyer shall pay at the Closing the first Three Hundred Fifty Thousand Dollars ($350,000.00) of the fees of Geneva Corporate Finance, Inc. ("Geneva"), Seller's broker, with respect to the transactions under this Agreement (the "Broker Contribution"); provided, however, that Geneva shall not be deemed to be the agent or broker of Buyer as a result of such payment or otherwise.

         2.2 Adjustment Amount. The Adjustment Amount (which may be a positive or negative number) will be equal to the difference between (a) the amount of the Acquired Net Assets, as defined in this Section below, and (b) Fourteen Million Two Hundred Twenty Six Thousand Dollars ($14,226,000.00). For purposes of this Agreement, the "Acquired Net Assets" means the difference between (i) the net book value of the Purchased Assets (other than the accrued portion of the annual manufacturers' rebates receivable that are subject to proration under
Section 1.9), as finally determined on the Closing Balance Sheet, as defined in
Section 2.3(a), but excluding any Special Reserves, as defined in Section 2.4(c), up to One Million Nine Hundred Thousand Dollars ($1,900,000.00), and
(ii) the Assumed Liabilities, as finally determined on the Closing Balance
Sheet.

         2.3      Adjustment Procedure.

                  (a) Seller will prepare and shall cause Waters & Murray ("W&M"), Seller's independent certified public accountants, to audit the financial statements (the "Closing Financial Statements") of Seller as of June 30, 1997, which Closing Financial Statements shall contain an audited balance sheet (the "Closing Balance Sheet") at June 30, 1997, audited statements of income and retained earnings, and cash flows for the period from the date of the Balance Sheet, as defined in Section 5.7, through June 30, 1997, all prepared in accordance with generally accepted accounting principles, and a separate computation of the Acquired Net Assets. Buyer's independent certified public accountants, Deloitte & Touche LLP ("D&T") and representatives of Buyer shall review the audit conducted by W&M. Seller and Shareholder will arrange for D&T's and Buyer's representatives to have full access to the W&M audit workpapers and files. Seller and Shareholder also agree that representatives of D&T and Buyer will be present to observe the physical inventory count taken by Seller and W&M prior to June 30, 1997. Seller shall deliver the Closing Financial Statements to Buyer and D&T within sixty (60) days after the Closing Date. If, within thirty
(30) days following delivery to Buyer and D&T of the Closing Financial Statements, Buyer has not given Seller notice of its objection to the Closing Financial Statements (such notice, if given, must contain a statement of the basis of Buyer's objection), then the Closing Financial Statements, including, without limitation, the computation of the Acquired Net Assets, shall be deemed to have been finally determined for purposes of this Agreement, and the Acquired Net Assets as so determined will be


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used in computing the Adjustment Amount. If Buyer gives such notice of an objection, then the matters as to which Buyer has objected will be submitted to D&T and W&M (the "Accountants") for resolution, and the Accountants shall determine the Acquired Net Assets. If the Accountants are unable to agree as to the resolution of such matters and the Acquired Net Assets within thirty (30) days after such matters are submitted to the Accountants, the Accountants shall select another "Big Six" accounting firm (New York City or Dallas office) (the "Other Accountants") which will resolve such matters and determine the Acquired Net Assets. Each party will furnish to the Accountants (and, if applicable, the Other Accountants) such workpapers and other documents and information relating to the disputed matters as the Accountants or the Other Accountants may request and are available to that party (or its independent public accountants), and each party will be afforded the opportunity to present to the Accountants and the Other Accountants any material relating to such disputed issues and to discuss such issues with the Accountants and the Other Accountants. The resolution of such issues under this Section 2.3 (a) by the Accountants or Other Accountants, as the case may be, as set forth in a notice delivered to both parties by the Accountants or Other Accountants shall be deemed to be a final determination thereof for purposes of this Agreement, shall be binding and conclusive on the parties, and the Acquired Net Assets, as finally determined by the Accountants or Other Accountants, will be used in computing the Adjustment Amount. Buyer and Seller shall each bear one-half of the fees of the Other Accountants in connection with the resolution or attempted resolution of the disputed matters.

                  (b) On the tenth business day following the final determination of the Acquired Net Assets, under Section 2.3(a), and the Adjustment Amount:

                     (i) if the Purchase Price is greater than the
                         sum of the Closing Cash Amount and the
                         principal amount of the Promissory Note, Buyer shall pay the difference to Seller (up to Two Hundred Fifty Thousand Dollars ($250,000.00)) by wire transfer in immediately available funds (the "Additional Cash Payment"), together with simple interest, from July 1, 1997, to the date of payment, at the annual rate of six percent (6%), and if such difference exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), the Promissory Note shall be amended by Seller and Buyer by adding such excess to the principal balance under the Promissory Note; or

                    (ii) if the Purchase Price is less than the sum
                         of the Closing Cash Amount and the principal amount of the Promissory Note, Seller shall pay (and Shareholder shall cause Seller to pay) (A) the difference to Buyer (up to Two Hundred Fifty Thousand Dollars ($250,000.00)) by wire transfer in immediately available funds, together with simple interest, from July 1, 1997, to the date of payment, at the annual rate of six percent (6%), and (B) if such difference exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), the


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                         Promissory Note shall be amended by Seller
                         and Buyer by reducing the principal balance of the Promissory Note by the amount of such excess (up to Two Hundred Fifty Thousand Dollars ($250,000.00)), and (C) Seller shall pay (and Shareholder shall cause Seller to pay) the remainder of such excess, if any, in the same manner as provided in Subparagraph (A) of this Section 2.3(b)(ii) above.

         2.4      Contingent Payments.

                  (a) Based on Modified EBITDA. Buyer shall pay to Seller or its designee, as additional consideration for the sale of the Purchased Assets, the applicable percentage set forth below of the Modified EBITDA, as defined in this
Section 2.4(a), of the Acquired Business, on an annual non-cumulative basis, for each of the fiscal years ending June 30, 1998 through June 30, 2002:


         MODIFIED EBITDA FOR                         PERCENTAGE OF MODIFIED
         FISCAL YEAR                                 EBITDA TO BE PAID TO SELLER
         -------------------                         OR ITS DESIGNEE
                                                     -----------------------------
         Less than $3,000,00.00                      0%

         $3,000,000.00 - $4,000,000.00               35%

         $4,000,001.00 - $5,000,000.00               40%

         More than $5,000,000.00                     50%

         For purposes of this Section, the Modified EBITDA of the Acquired Business shall not be charged with any interest cost relating to the purchase of the Acquired Business. The Modified EBITDA of the Acquired Business will be conclusively determined annually by Buyer's independent certified public accountants. For purposes of this Section 2.4(a), the "Modified EBITDA" means the EBITDA of the Acquired Business for any fiscal year of Buyer minus the capital expenditures during such fiscal year with respect to the Acquired Business (which expenditures, for purposes of this Section 2.4(a), shall be deemed not to exceed 50% of the depreciation expense of the Acquired Business for such fiscal year), plus Fifty Thousand Dollars ($50,000.00) of the cash compensation paid to Shareholder during such fiscal year under the J.E. Helzer Employment Agreement.

         (b) Based on EBITDA.

                     (i) For any fiscal year during the period
                         commencing on the Closing Date and extending until and including June 30, 2002 (the "Applicable Period") in which the EBITDA of the Acquired Business (plus $50,000.00 of the compensation paid to Shareholder under the J.E. Helzer Employment Agreement)


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                         is not less than Four Million Four Hundred
                         Thousand Dollars ($4,400,000.00), Buyer
                         shall pay to Seller or its designee the sum of One Million Dollars ($1,000,000.00); provided, however, that Buyer shall not pay, and Seller shall not be entitled to receive, more than Two Million Dollars
                         ($2,000,000.00) in the aggregate under this
                         Section 2.4(b)(1).

                   (ii) In the event that the aggregate EBITDA of the Acquired Business during the Applicable Period (plus $50,000.00 per fiscal year of the annual compensation paid to Shareholder under the J.E. Helzer Employment Agreement) is not less than Twenty Million Dollars ($20,000,000.00), Buyer shall pay to Seller or its designee the sum of (A) One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00), and (B) the difference, if any, between Two Million Dollars ($2,000,000.00) and the amount Seller or its designee is entitled to be paid under
                         Section 2.4 (b) (1).

         All payments under this Section 2.4(b) shall bear simple interest at the rate of 6% from July 1, 1997, to the date of payment.

             (c)     Based on Reduction of Accounts Receivable Reserves.

                     (i) Schedule 2.4(c)(i) contains a list, as of
                         June 30, 1997, of certain account debtors of Seller (individually, together with its affiliates and related parties, a "Special Account Debtor" and collectively the
                         "Special Account Debtors"), and the
                         outstanding account balances of each Special
                         Account Debtor. Schedule 2.4(c)(i) also
                         contains, with respect to each Special
                         Account Debtor, (i) that portion of the
                         reserves carried on Seller's books and
                         records of not less than Six Hundred
                         Thousand Dollars ($600,000.00) (the "Regular
                         Reserves"), that has been allocated to each Special Account Debtor, and (ii) that portion of the special reserves, of not less than One Million Seven Hundred Thousand Dollars ($1,700,000.00) (the "Special Reserves"), that has been allocated to each Special Account Debtor. The sum of the Regular Reserves and Special Reserves, on the Closing Balance Sheet (the "Total A/R Reserves"), will be not less than Two
                         Million Three Hundred Thousand Dollars
                         ($2,300,000.00). The amounts of the Regular
                         Reserves and Special Reserves (i.e., the
                         Total A/R Reserves), and the allocations of such Regular Reserves and Special Reserves to any or all Special Account Debtors on the Closing Balance Sheet, may vary from the Regular Reserves and Special Reserves and the allocations thereof contained in
                         Schedule 2.4(c)(i).

                    (ii) Subject to the terms of this Section 2.4(c),
                         if the portion of the Total A/R Reserves allocated to Special Account Debtors, under
                         Section 2.4(c)(i), is reduced by Buyer as of the end of any fiscal year during the Applicable Period, in accordance with GAAP, on Buyer's audited balance sheet, solely because of collections by Buyer with respect to such Special Account Debtors, then, the following provisions shall apply:

                             (A) Seller or its designee shall
                         be paid 100% of such reductions until
                         the Total. A/R Reserves are not less
                         than Two Million Five Hundred
                         Thousand Dollars ($2,500,000.00)
                         (determined after taking into account
                         such reductions).

                             (B) Then, Buyer shall retain 100%
                         of such reductions until the Total
                         A/R Reserves are not less than Two
                         Million Three Hundred Thousand
                         Dollars ($2,300,000.00) (determined
                         after taking into account such
                         reductions).

                             (C) Seller or its designee and
                         Buyer shall share equally any such
                         reductions at any time that the Total
                         A/R Reserves are less than Two
                         Million Three Hundred Thousand
                         Dollars ($2,300,000.00).

                   (iii) Notwithstanding Section 2.4(c)(ii),
                         Seller or its designee shall not be
                         entitled to be paid, under Section
                         2.4(c)(ii), any portion of a
                         reduction in the Total A/R Reserves
                         allocated to any Special Account
                         Debtor under Section 2.4(c)(i) unless
                         and until:

                             (A) the total balance of the
                         Accounts Receivable of such Special
                         Account Debtor as of the end of such
                         fiscal year is less than the total
                         balance of the Accounts

                         Receivable of such Special Account
                         Debtor as of June 30, 1997; and


                             (B) the ratio of the
                         Overdue Balance of the Accounts
                         Receivable of such Special Account
                         Debtor to the total balance of the
                         Accounts Receivable of such Special
                         Account Debtor as of the end of such
                         fiscal year is less than the ratio of
                         the Overdue Balance of the Accounts
                         Receivable of such Special Account
                         Debtor to the total balance of the
                         Accounts Receivable of such Special
                         Account Debtor as of June 30, 1997.
                         For purposes of this Subparagraph
                         (B), "Overdue Balance" means any
                         balance not collected within 45 days
                         after the invoice date.

                    (iv) [INTENTIONALLY OMITTED]

                     (v) An example of the application of this
                         Section 2.4(c) is contained in Schedule
                         2.4(c)(v).

         2.5 Allocations. The consideration for the Purchased Assets will be allocated in accordance with the Allocation of Purchase Price Agreement in the form of, and containing the terms set forth in, Exhibit 2.5. Such allocations will be conclusive and binding on Seller and Buyer for federal income tax purposes, and Seller and Buyer will report such allocations to the Internal Revenue Service as required by Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations with respect to that Section.

         2.6 Sales and Transfer Taxes. Seller shall pay (and Shareholder shall cause Seller to pay) all sales and other transfer taxes and fees arising out of the sale and assignment of the Purchased Assets to Buyer; provided, however, that with respect to sales or other transfer taxes arising out of the sale or transfer under this Agreement of motor vehicles under certificates of title, Buyer shall pay such sales or other transfer taxes up to Fifty Thousand Dollars ($50,000.00) ("Buyer's Sales Tax Portion") and the balance, if any, of such sales or other transfer taxes shall be shared by Seller and Buyer equally. Seller shall pay (and Shareholder shall cause Seller to pay) all documentary and other excise taxes with respect to the Promissory Note and any amendments thereto.

3.       Casualty and Condemnation.

         3.1 Risk of Loss. Until the Closing, the risk of loss or damage to the Purchased Assets shall be borne by Seller, and if the Purchased Assets or any portion thereof are stolen or are damaged or destroyed by fire or other casualty before the Closing and can be restored, repaired or replaced substantially in the same condition as exists on the date of this Agreement, within ninety (90) days after such casualty, Seller shall so restore, and Shareholder shall cause
Seller to restore, such Purchased Assets, and the Closing Date shall be extended accordingly; but if such uninsured portion of the cost of restoration, repair or replacement exceeds One Hundred Thousand Dollars ($100,000.00) (and Seller refuses to restore, repair or replace such Purchased Assets), or such restoration, repair or replacement cannot be completed within such period, this Agreement, at the option of Buyer, shall be deemed terminated.

         If Buyer elects to purchase the Purchased Assets even though the Purchased Assets are not restored, repaired or replaced, or the uninsured portion of the cost of restoration, repair or replacement exceeds One Hundred Thousand Dollars ($100,000.00), Buyer shall be entitled to the benefits of any insurance on the Purchased Assets to the extent required for such restoration, repair or replacement. Seller shall not be required to restore, repair or replace the stolen, damaged or destroyed Purchased Assets if the uninsured portion shall cost more than One Hundred Thousand Dollars ($100,000.00) or if it will take longer than ninety (90) days to complete, but, if Buyer elects to go forward with the purchase, Buyer will receive a credit against the Purchase Price at the Closing for such uninsured portion of the loss and the restoration and an assignment by Seller of all of its rights under insurance policies with respect to the stolen, damaged or destroyed Purchased Assets and all other rights and claims for damages with respect to such stolen property, damage or destruction.

         3.2 Condemnation. If at any time prior to the Closing, the real property of which the Leased Premises are a part, or any portion thereof, is taken by eminent domain or if any preliminary steps in any taking by eminent domain of such real property or the Leased Premises, or any portion thereof, occurs prior to the Closing, Buyer may, at its option, within ten (10) days after receipt of notice or knowledge thereof, terminate this Agreement. Seller shall give Buyer notice of any such taking and all steps preliminary thereto as soon as Seller becomes aware of them. If Buyer does not elect to so terminate this Agreement, this Agreement shall remain in full force and effect, and Seller or Shareholder (or Shareholder and Mrs. Helzer), as the case may be, shall in such event turn over or credit to Buyer at the Closing all monies received or to be received by Seller or Shareholder (or Shareholder and Mrs. Helzer), as the case may be, by reason of such taking, and Seller or Shareholder (or Shareholder and Mrs. Helzer), as the case may be, shall assign to Buyer all of Seller's or Shareholder's (or Shareholder's and Mrs. Helzer's) right, title and interest in and to any awards (and rights or claims to any such awards) that may be made for such taking and any additional money that may be payable thereunder.

4.       Closing.

         4.1 Closing; Closing Date; and Effective Time. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will occur at 9:00 a.m. local time at the offices of Jackson & Walker, L.L.P., 901 Main Street, Suite 6000, Dallas, Texas, 75202, on July 8, 1997 or on such other date as may be agreed upon in writing by Seller and Buyer (the "Closing Date"). The sale and purchase under this Agreement shall, contingent upon the completion of the Closing, be effective as of 12:01 a.m. on July 1, 1997 (the

"Effective Time"), and all transactions with respect to the Business after the Effective Time shall be for Buyer's benefit.

         4.2 Actions to be Taken at the Closing. At the Closing, the parties will take all of the following actions and deliver all of the following documents:

                  (a) Seller will deliver to Buyer the following documents, in each case in a form acceptable to Buyer in its sole discretion:

                           (i) a Bill of Sale with respect to the tangible Purchased Assets, transferring to Buyer good and marketable title in and to such Purchased Assets, free and clear of all Encumbrances and other matters except for the Permitted Encumbrances applicable thereto;

                           (ii) an assignment of Accounts Receivable to Buyer and all collateral securing any or all of such Accounts Receivable;

                           (iii) assignments of all of Seller's rights under the Third Party Leases;

                           (iv) assignments of all of Seller's rights under the Leases and Contracts;

                           (v)      assignments of all of the other Purchased
                                    Assets;

                           (vi) estoppel certificates and consents to assignment signed by each party (other than Seller) with respect to each of the Third Party Leases and the Leases and Contracts that Buyer is taking by assignment under the terms of this Agreement;

                           (vii)    the closing statement signed by Seller;

                           (viii) certificates issued by the Comptroller of Public Accounts of the State of Texas to the effect that Seller is in good standing with respect to the payment of franchise, sales and use taxes in the State of Texas;

                           (ix) certificates that Seller is authorized to transact business in the States of Colorado, Indiana, Iowa and Virginia;

                           (x) certificates issued by the Department of Revenue of the States of Colorado, Indiana, Iowa and Virginia to the effect that

                                    Seller is in good standing with respect to the payment of franchise, income, sales and use taxes in the respective states;

                           (xi) Seller's "dba's" or fictitious names in the States of Colorado, Indiana, Iowa and Virginia;

                           (xii) certificates of title for each of the motor vehicles included in the Purchased Assets duly assigned to Buyer, together with appropriate applications to transfer title thereto to Buyer, duly executed by Seller and accompanied by funds to pay the applicable sales and transfer taxes and fees (except for Buyer's Sales Tax Portion);

                           (xiii) such other instruments, documents and papers to transfer and vest in Buyer good and marketable title in and to the Purchased Assets free and clear of all Encumbrances except for the Permitted Encumbrances applicable thereto.

                  (b) Seller will give Buyer exclusive possession of the Purchased Assets.

                  (c) Buyer will pay the Closing Cash Amount and deliver to Seller the Promissory Note and Security Agreement in accordance with
         Section 2.1.

                  (d) Buyer will pay the Broker Contribution in accordance with
         Section 2.1.

                  (e) Buyer will deliver to Seller the closing statement signed by Buyer.

                  (f) Buyer and Shareholder shall enter into the J.E. Helzer Employment Agreement.

                  (g) Shareholder (or Shareholder and Mrs. Helzer), as the case may be, and Buyer shall enter into each of the Shareholder Leases.

                  (h) Seller, Shareholder, and Mrs. Helzer, on the one hand, and Buyer, on the other hand, shall take such other actions and shall execute and deliver such other instruments, documents and certificates as are required by the terms of this Agreement or as may be reasonably requested by the other party or parties in connection with the consummation of the transactions contemplated by this Agreement.

         4.3 Adjustments to Purchase Price. The Purchase Price shall be subject to the following credits and adjustments, which shall be reflected in the closing statements to be executed and delivered by Buyer and Seller as hereinabove provided:

                  (a) Prorations as to Assumed Liabilities. Any rents and fees with respect to the Assumed Liabilities will be prorated as of June 30, 1997. Seller will assign to Buyer all unused deposits with respect to the Assumed Liabilities and will receive a credit in the amount thereof with respect to the Purchase Price

                  (b) Prorations as to Insurance Policies. All premiums with respect to the Business Insurance Policies and the Assigned Life Insurance Policy will be prorated as of June 30, 1997.

                  (c) Ad Valorem Taxes. Ad valorem real and tangible personal property taxes with respect to the Purchased Assets for the calendar year in which the Closing occurs shall be prorated between Seller and Buyer as of June 30, 1997 on the basis of no applicable discount. If the amount of such taxes with respect to any of the Purchased Assets for the calendar year in which the Closing occurs has not been determined as of June 30, 1997, then the taxes with respect to such Purchased Assets for the preceding calendar year, on the basis of no applicable discount, shall be used to calculate such prorations, with known changes in valuation or millage being applied. The prorated taxes shall be an adjustment to the amount of cash due from Buyer at the Closing. In the event the actual amount of any of such taxes should vary by more than One Hundred Dollars ($100.00) from estimates used at the Closing to prorate such taxes, then the parties shall re-prorate such taxes within ten (10) days following request by either party based on the actual amount of the relevant tax bill.

                  (d) Special Assessments. Seller shall, on its closing statement, be charged an amount equal to the amount of all unpaid certified, confirmed and ratified special assessment liens with respect to each of the Leased Premises (if such assessments are the obligation of the tenant under the applicable lease) as of June 30, 1997 and, in the case of pending liens with respect to a parcel or the Leased Premises (if such liens would be the obligation of the tenant under the applicable lease), an amount equal to the last estimate by the public body of the assessment.

5. Representations and Warranties of Seller and Shareholder. Seller, Shareholder and Mrs. Helzer, jointly and severally, represent and warrant to Buyer, as of the Closing Date, as follows:

         5.1 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Seller has full power to own its assets and to conduct its business as presently conducted. Seller is duly authorized, qualified or licensed to do business and is in good standing as a foreign corporation in the States of Colorado, Indiana, Iowa and Virginia and in each other state or jurisdiction in which any of the Purchased Assets are located or Seller conducts its business or operations.

         5.2 Authority. Seller has all requisite power and authority to execute and enter into this Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by Seller at the Closing (the "Seller Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the Seller Documents have been duly authorized by all necessary action, corporate or otherwise, by Seller and its stockholders. This Agreement has been duly executed and delivered by Seller, Shareholder and

Mrs. Helzer and is the legal, valid and binding agreement of Seller, Shareholder and Mrs. Helzer, enforceable against Seller, Shareholder and Mrs. Helzer, respectively, in accordance with its terms. The Seller Documents will be, when executed and delivered by Seller, the legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms.

         5.3      Title and Condition.

                  (a) The Purchased Assets are owned solely by Seller, and Seller has good, assignable and marketable title to the Purchased Assets. Attached to this Agreement as Schedule 5.3(a) is a true, correct and complete list of Seller's creditors including, without limitation, its secured creditors and other creditors having liens on any of its assets. At the Closing, Buyer shall receive from Seller good, assignable and marketable title to the Purchased Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances.

                  (b) Except as set forth in Schedule 5.3.(b) hereto, the tangible Purchased Assets (excluding, for purposes of this Section 5.3, the Inventory) are in good condition and repair, ordinary wear and tear excepted. There are no patent or latent defects regarding the Purchased Assets or the Leased Premises, or any portion thereof, including, without limitation, burial grounds, archaeological deposits, sink holes, or other on-site conditions which could reduce the fair market value thereof.

         5.4 Purchased Assets. The Purchased Assets constitute all of the assets and properties owned by Seller that are used or useful in connection with the Business.

         5.5 No Violation. Neither the execution or delivery of this Agreement or any of the Seller Documents nor, subject to required consents and approvals of third parties described in Schedule 5.5, the consummation of the transactions contemplated hereby or thereby, including, without limitation, the transfer and assignment of the Purchased Assets to Buyer, will conflict with or result in the breach of any term or provision of, or constitute a default under, or result in the creation of, any Encumbrances upon any of the Purchased Assets pursuant to, or give any third party the right to accelerate any obligation under, any article provision, bylaw, agreement, contract, lease, indenture, deed of trust, instrument, order, law or regulation to which Seller is a party or by which Seller or any of the Purchased Assets is in any way bound or obligated.

         5.6 Government Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration of filing with, any governmental authority is required on the part of Seller, Shareholder or Mrs. Helzer in connection with the transactions contemplated by this Agreement.

         5.7      Financial Statements and Condition.  Seller has delivered to
Buyer:

                  (a) the audited balance sheets of Seller as at December 31 in each of the years 1994 and 1995, and the related audited statements of income and retained earnings, and cash flows for each of the years then ended, including, without limitation, the notes thereto, together with the report thereon of W&M (the "1994 and 1995 Financial Statements");

                  (b) an audited balance sheet of Seller as at December 31, 1996 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income and retained earnings, and cash flows. for the year then ended, including, without limitation, the notes thereto, together with the report thereon of W&M (the "1996 Financial Statements"); and

                  (c) an unaudited balance sheet of Seller at May 31, 1997 (the "Interim Balance Sheet") and the related unaudited statements of income and retained earnings for the five months then ended (the "Interim Financial Statements").

Each of the financial statements described in this Section, and the notes thereto, fairly present the financial condition, the results of operations, and the cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). The financial statements referred to in this Section 5.7 reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any entity other than Seller are required by GAAP to be included in the financial statements of Seller.

         Seller has Acquired Net Assets of not less than Thirteen Million Seven Hundred Twenty-Six Thousand Dollars ($13,726,000.00), taking into account, for such purposes, reserves against Accounts Receivable of Six Hundred Thousand Dollars ($600,000.00).

         5.8 Absence of Material Adverse Change. Except as set forth on Schedule
5.8 hereto, since December 31, 1996, there has not been:

                  (a) any material adverse change in the financial condition, results of operations, business, business prospects, personnel, assets or liabilities (contingent or otherwise) of Seller;

                  (b) any dividend declared or paid or distribution made on Seller's capital stock, or any redemption or repurchase of Seller's capital stock;

                  (c) any increase in salary or wages, or payment of any bonus, commission or other compensation to any of the officers, directors, employees or agents of Seller;

                  (d) any pending or threatened labor disputes or other labor problems relating to any employees of Seller;

                  (e) any default (including, without limitation, any event that, with the giving of notice or passage of time, or otherwise, would cause a default), termination or threatened termination under or amendment to any agreement, contract, lease, instrument or license to which Seller is a party or that is applicable to any portion of the Purchased Assets;

                  (f) any casualty loss, theft, damage or destruction of any of the Purchased Assets which has resulted, either singly or in the aggregate, in a loss of Five Thousand Dollars ($5,000.00) or more, whether or not covered by insurance;

                  (g) any condemnation or eminent domain proceeding and, to the knowledge of Seller or Shareholder, there has been no threatened condemnation or eminent domain proceeding affecting any of the Purchased Assets or the Leased Premises;

                  (h) any sale, assignment or transfer of any assets of Seller, except in the ordinary course of Seller's business and consistent with its past practices;

                  (i) any waiver by Seller of any material rights related to Seller or any of the Purchased Assets;

                  (j) any other transactions, agreements, contracts or commitments entered into by Seller or Shareholder affecting Seller or any of the Purchased Assets, except in the ordinary course of Seller's business and consistent with its past practices; or

                  (k) any agreement or understanding to do or resulting in any of the foregoing.

         5.9      Litigation: Investigations.  Schedule 5.9 hereto contains:

                  (a) a detailed description of all pending (or, to the knowledge of Seller or Shareholder, threatened) lawsuits, claims, administrative charges, complaints, proceedings or investigations by any person or governmental authority against or relating to Seller or any of the Purchased Assets or to which Seller or any of the Purchased Assets is subject;

                  (b) any judgment, order, writ, injunction or decree to which Seller is subject, or relating to any of the Purchased Assets or the business or operations of Seller; and

                  (c) a detailed description of all lawsuits, claims, administrative proceedings or investigations pending (or, to the knowledge of Seller or Shareholder, threatened), within the preceding four (4) years, against Seller, with respect to any of the Purchased Assets or the businesses or operations of Seller.

         5.10 Compliance with Laws and Other Requirements. Seller complies with and has at all times complied with, and the Purchased Assets and Leased Premises and the use, operation and maintenance thereof by Seller comply with and have at all times complied with, and neither Seller nor any of the Purchased Assets and Leased Premises nor the use, operation or maintenance thereof by Seller is in violation or contravention of, any applicable (including, without limitation, any tax, environmental, health, safety or employment) statute, law, ordinance, decree, order, rule or regulation of any governmental or administrative or quasi-governmental authority, agency or body.

                  (a) Notices of Violation. Notices received by Seller during the last four (4) years from any governmental agency or body claiming any such violation or contravention are fully described in Schedule 5.10(a) to this Agreement. Except as set forth in Section 5.10(a), there are no agreements with, or commitments to, any governmental, administrative, or quasi-governmental authority, agency or body affecting or binding on Seller, or with respect to the Purchased Assets or Leased Premises, in any manner. Except as described in Schedule 5.10(a), there is no proposal pending or threatened for public improvement, assessment, paving agreement, road expansion or improvement agreement, utility moratorium, use moratorium, improvement moratorium, or legal, administrative, or other proceeding or governmental investigation or requirement, formal or informal, pending or, to the knowledge of Seller or Shareholder, threatened which affects or may affect the Purchased Assets or the Leased Premises, or which adversely affects or may affect Seller's ability to perform hereunder, or other charge or expense upon or related to the Purchased Assets or the Leased Premises.

                  (b) Taxes/Assessments. Except as set forth in Schedule 5.10(b), there are no taxes, fees, or assessments of any kind or nature whatsoever which are presently due or, to the knowledge of Seller or Shareholder, which will or may become due with respect to the Purchased Assets or Leased Premises except for ad valorem real property taxes for the current calendar year which are not yet due and payable. None of the Leased Premises, nor any portion thereof, is within a "special assessment district" and, to the knowledge of Seller or Shareholder, no application has been made or submitted by anyone for the creation thereof or annexation thereby which affects or may affect any of the Leased Premises.

                  (c) Zoning and Land Use Laws. Each of the Leased Premises has the appropriate zoning and other land use classifications, licenses, permits and authorizations for the current use being made thereof by Seller. There are no laws, rules, regulations or ordinances or modifications with respect to zoning or land use in effect or, to the knowledge of Seller or Shareholder, proposed, which restrict or prevent, or will restrict or prevent, the use of the Purchased Assets or Leased Premises in substantially the same manner as such Purchased Assets or Leased Premises, as the case may be, are currently being used by Seller ("Buyer's Intended Use"); and, further, none of the parcels comprising the Leased Premises constitutes any non-conforming use.

                  (d) Adverse Restrictions and Rights. There are no existing easements, rights-of-way, or restrictions other than existing zoning and government regulations affecting the Leased Premises which could adversely affect or prohibit the use of any of the Leased Premises for Buyer's Intended Use.

                  (e) Third-Party Rights/Encumbrances. No party other than Buyer has any right or option to acquire the Purchased Assets or any portion thereof.

                  (f) Environmental Compliance. Except as set forth in Schedule 5.10(f) hereto, (i) none of the real property owned, leased, managed, operated or otherwise utilized by Seller is on any federal or state "Superfund" list or has ever been the site of any activity or condition that would violate any federal, state, local or other environmental statute, law, ordinance, decree, order, rule or regulation, past or present, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq. ("RCRA"), the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Clean Water Act of 1977, 33 U.S.C. ss.ss. 1251 the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., or any other federal, state, or local laws relating to air pollution, water pollution, noise control, or the handling, discharge, disposal, or recovery, either on-site or off-site (collectively referred to as "Environmental Laws"), of any toxic or hazardous materials, substances, wastes or other contaminants (including, without limitation, biohazardous waste), petroleum products or their derivatives (collectively referred to as "Pollutants"); (ii) no Pollutants have been handled, stored, recycled, or disposed of or leaked or spilled on, or have otherwise contaminated, any of the Leased Premises, or any other real property currently or previously owned, leased or used by Seller, or would give rise to a cleanup or remediation obligation under or threatened violation of any such Environmental Law; (iii) the improvements on the Leased Premises contain no asbestos-containing materials; (iv) no electrical transformers, fluorescent light fixtures with ballast or other equipment containing PCB's are or were located in the Leased Premises at any time during or prior to Seller's use thereof; (v) none of the Leased Premises has been used as a landfill; (vi) there are no incinerators, above or below ground storage tanks, septic tanks or cesspools on any of the Leased Premises; and (vii) Seller has not arranged for the disposal of any Pollutant off the Leased Premises which would subject Seller or Buyer to liability under any Environmental Laws.

                  (g) Waste Disposal. Seller has disposed of all toxic or hazardous waste in compliance with the Environmental Laws.

                  (h) Licenses. There are no proceedings or investigations pending or, to the knowledge of Seller or Shareholder, threatened, that could result in a termination, revocation, suspension or probation with respect to any of Seller's licenses, permits or authorizations.

         5.11 Certain Contracts. The following Schedules to this Agreement contain true, correct and complete copies of the following agreements, contracts, leases, instruments, arrangements and commitments (and all amendments, supplements and modifications thereto) (and, where indicated below, detailed descriptions of the terms of unwritten agreements, contracts, leases, instruments, arrangements, and commitments) relating to Seller or by which Seller or any of the Purchased Assets is in any way bound or obligated:

                  (a) all supply agreements, contracts or arrangements (Schedule 5.11(a)),

                  (b) all real estate leases relating to property owned, occupied or utilized by Seller (the "Real Estate Leases") (Schedule 5.11(b));

                  (c) all equipment leases relating to equipment utilized by Seller (the "Equipment Leases") (Schedule 5.11(c));

                  (d) all agreements with any present director, officer, employee, agent, representative or affiliate of Seller (Schedule 5.11(d)),

                  (e) all insurance policies relating to the Purchased Assets, the Leased Premises, or the Business and the Assigned Life Insurance Policy (all of which policies are in full force and effect) (Schedule 5.11(e).

                  (f) all profit-sharing, pension, stock option, severance, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, trusts, agreements and arrangements, personnel policies, and employee handbooks, whether or not legally binding, covering or provided to any employees of Seller (Schedule 5.11(f));

                  (g) all other agreements, contracts, leases, instruments, arrangements and commitments relating to or affecting Seller or the Purchased Assets or any interest therein that are not otherwise disclosed in the above-referenced Schedules (Schedule 5.11(g)); and

                  (h) detailed descriptions of the terms of any unwritten agreements, contracts, leases, instruments, arrangements, or commitments and a list of proposed agreements, contracts, leases, instruments, arrangements, or commitments (Schedule 5.11(h)).

         All of such agreements, contracts, leases, instruments, arrangements, and commitments referred to above are valid, binding and in full force and effect and enforceable in accordance with their respective terms and conditions. Seller has performed all obligations to be performed by it under all such agreements, contracts, leases, instruments, arrangements and commitments, and there is no existing default or event of default or event that, with notice or lapse of time or both, would constitute a default thereunder. There has been no termination or threatened termination or notice of default under any such agreement, contract, lease, instrument, arrangement or commitment.

         5.12 Employees. Schedule 5.12 hereto contains a true, correct and complete listing of all of the current employees of Seller, their current respective positions or job classifications, and their current respective wage scales or salaries, as the case may be, and other compensation and benefits.
Schedule 5.12 also contains Seller's unemployment tax rate.

         5.13 Employee Benefit Plans. Buyer shall not be subject to any liability with respect to, or resulting from the termination by Seller of any of its employees from, any profit-sharing, 401 (k), pension, stock option, vacation pay, sick pay, personal leave, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plan, agreement or commitment of Seller ("Benefit Plan") (except to the extent otherwise expressly provided in Section 1.3), whether or not legally binding, or resulting from the employment by Buyer of any such employee, and Buyer shall not be responsible for any liability whatsoever under any such Benefit

Plan. Seller does not contribute or have an obligation to contribute to any multi-employer plan within the meaning of Section 3(37) or 400(a)(3) of ERISA on behalf of Seller's employees.

         5.14     Labor Matters.  Except as set forth in Schedule 5.14 hereto:

                  (a) Seller has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representatives;

                  (b) Neither Seller nor Shareholder has any knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller;

                  (c) there are no labor controversies, strikes, work stoppages or slowdowns pending or, to the knowledge of Seller or Shareholder, threatened, against Seller;

                  (d) there is no written or oral contract with any of Seller's employees that cannot be terminated without liability; and

                  (e) there are no pending or, to the knowledge of Seller or Shareholder, threatened, lawsuits, proceedings or claims against Seller by any employees or former employees of Seller with respect to employment matters of any kind.

         5.15 Intangible Rights. Schedule 5.15 contains a list and copy of all intangible property relating to the Purchased Assets or Seller or owned by, licensed by or licensed to Seller, or in which Seller otherwise claims a right, including, without limitation, all trademarks, service marks, trade names, assumed names, "dba's", fictitious names and registrations or applications therefor, and trade secrets (collectively, the "Intangible Rights"). Any registrations or applications for the trademarks, service marks, trade names, brand names and copyrights set forth in Schedule 5.15 are in Seller's name only. Seller owns and has the right to use all franchises, trademarks, service marks, assumed names, "dba's", fictitious names, and trade names set forth on Schedule
5.15 in the geographic areas in which such marks and names are currently being used. Neither any portion of the Intangible Rights nor Seller's ownership or use thereof infringes on the property rights of any other person nor, to the knowledge of Seller or Shareholder, do the rights of any other person infringe on any of the Intangible Rights. No claim, demand or allegations of infringement relating to the ownership or use of any of the Intangible Rights set forth in
Schedule 5.15 has been received by Seller or Shareholder or, to the knowledge of Seller or Shareholder, made by any person. Seller has no assumed names in the State of Texas or any of its counties.

         5.16     Insurance.

                  (a) Except as disclosed in Schedule 5.16, there are no pending claims under any of the policies required to be described in Schedule 5.11(e), and no events have occurred which would give rise to a right to pursue a claim under any such policy or arrangement.

                  (b) There are no outstanding requirements or recommendations which have been communicated to Seller by any current insurer or underwriter with respect to Seller's assets or the Business or otherwise which requires or recommends changes in the conduct of the Business or requires or recommends any changes, repairs or other work to be done with respect to the Business or any of Seller's assets.

                  (c) Seller has not received (i) any refusal of insurance coverage or any notice that a defense will be afforded under a reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (d) Seller has paid all premiums due, and has otherwise performed all of its obligations, under (i) each Business Insurance Policy to which Seller is a party or that provides coverage to Seller, and (ii) the Assigned Life Insurance Policy.

                  (e) To Seller's and Shareholder's knowledge, Seller has given notice to the insurer of all claims that may be insured thereby.

                  (f) Seller has no self-insurance plans or arrangements in effect.

         5.17 Shareholder: and Interests in Competitors. Shareholder owns all of the issued and outstanding shares of stock of Seller and no other person or entity has any rights in or option to acquire any shares of stock, warrants or other equity interests in Seller or to exercise voting or other rights as to any of Seller's shares of stock. Except for beneficial ownership of not more than 5% of the outstanding equity securities of publicly-held companies, and except as set forth in Schedule 5.17 hereto, neither Seller nor Shareholder, nor Mrs. Helzer, nor any member of the immediate family of Shareholder or Mrs. Helzer, nor any officer or director of Seller, nor any person or entity controlling, controlled by or under common control with Seller or Shareholder owns, directly or indirectly, an interest in any person or entity that is a competitor, customer, supplier or landlord of Seller or that otherwise has business dealings with Seller.

         5.18 Taxes. Seller has: (a) filed, when due, with all applicable governmental agencies, all tax returns, estimates, reports and statements required to be filed by it, all of which are true and correct; and (b) paid all taxes required to be paid by it as reflected on such returns, estimates, reports or statements, or otherwise required to be paid by Seller, including, without limitation, all income, sales, use, property and transfer taxes, levies, duties, licenses, registration fees and charges of any nature whatsoever and worker's compensation and unemployment taxes, and including, without limitation, all additions or additional amounts thereto, and interest and penalties thereon. Seller has withheld all taxes required to be withheld under applicable tax laws and regulations, and such withholdings have either been paid, when due, to the respective governmental agencies or have been properly set aside in accounts for such purposes and will be paid, when due, to the applicable governmental agencies.

         5.19 No Other Agreements. Neither Seller, Shareholder nor Mrs. Helzer has entered into any agreement, commitment or understanding with any other person with respect to the sale, transfer, lease or other disposition of all or any portion of the Purchased Assets (except for sales, transfers or leases in the ordinary course of Seller's business and consistent with its past practices) or with respect to a sale, encumbrance or transfer of any stock of Seller.

         5.20     Accounts Receivable.

                  (a) All Accounts Receivable of Seller that are reflected on the Balance Sheet or the Interim Balance Sheet (except to the extent of collections thereof) represent, and all Accounts Receivable that will be reflected on the accounting records of Seller as of June 30, 1997, will represent, valid obligations in favor of Seller arising from sales actually made by the Seller in the ordinary course of the Business. Unless paid prior to the Closing Date, the Accounts Receivable (other than those of the Special Account Debtors, as to which no representation or warranty as to collectibility is given) (the "Other Accounts Receivables") will be as of the Closing Date collectible net of the reserves with respect to the Other Accounts Receivables shown on the Closing Balance Sheet. Subject to such reserves, each of the Other Accounts Receivable will be collected in full, without any set-off, in the ordinary course. Except as provided in Schedule 5.20(a), there is no contest, claim, or right of set-off, or, to the best of Seller's and Shareholder's knowledge, any threatened contest, claim or right of set-off, or circumstances that with notice, the lapse of time or both, could result in such a contest, claim or right of set-off (other than with respect to returns of merchandise in the ordinary course of the Business), with respect to any Account Receivable or under any contract with any obligor of an Account Receivable.

                  (b) Schedule 5.20(b) contains a complete and accurate list of all Accounts Receivable of Seller as of June 30, 1997, which list sets forth the aging of such Accounts Receivable and describes any collateral that secures payment of any Accounts Receivable.

                  (c) Except as provided in Schedule 5.20(c), no account debtor has withheld payment or threatened to withhold payment of any Account Receivable and, to the best of Seller's and Shareholder's knowledge, none of Seller's account debtors is insolvent or has filed or had filed against it a petition in bankruptcy or similar petition and, to the best of Seller's and Shareholder's knowledge, there are no circumstances that could lead to such insolvency or bankruptcy filing or similar petition.

         5.21 Inventory. All Inventory of Seller, whether or not reflected in the Balance Sheet or the Interim Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of the Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet, the Interim Balance Sheet and on the accounting records of Seller as of June 30, 1997, as the case may be. All Inventory not written off has been valued on Seller's books and records at Seller's net cost, which does not exceed net realizable value on a first in, first out basis. The quantities of each item of the Inventory are reasonable with respect to the needs of the Business.

         5.22 No Undisclosed Liabilities. Except for the Assumed Liabilities, Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) for which Buyer will or could be liable.

         5.23 Solvency. Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (a) Seller will be able to pay its debts as they become due, (b) the property of Seller does not and will not constitute unreasonably small capital, and Seller will not have unreasonably small capital and will not have insufficient capital with which to conduct its present or proposed business, and (c) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash of Seller, will be sufficient to pay all such judgments promptly in accordance with their terms. For purposes of this Section, "insolvent" means that the sum of the present fair saleable value of Seller's assets does not and will not exceed its debts and other probable liabilities, and the term "debts" includes any legal liability of Seller, whether matured or unmatured, liquid or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

         5.24 No Misrepresentations. The representations, warranties and statements made by Seller, Shareholder and Mrs. Helzer in or pursuant to this Agreement and the Exhibits and Schedules hereto are true, complete and correct in all respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it was made, not misleading. Seller and Shareholder have disclosed to Buyer all material events, conditions or facts known to either or both of them that affect the condition (financial or otherwise), business or prospects of Seller. None of the information supplied or to be supplied by Seller or Shareholder for inclusion in any registration statement (or any amendments thereto) to be filed with the Securities and Exchange Commission (the "SEC") by Buyer or any of its affiliates under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") in connection with Seller, Shareholder, the Acquired Business or the transactions contemplated by this Agreement (for purposes of this Section and Section 8.11, the "Registration Statement"), or any other document to be filed with any regulatory authority in connection with Seller, Shareholder, the Acquired Business or the transactions contemplated hereby will, when any such Registration Statement becomes effective or any such other document is filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller, as of the Closing Date, as follows:

         6.1 Organization. Buyer is a corporation duly organized, validly existing and with active status under the laws of the State of Delaware. Buyer has full power to own its properties and to conduct its business as presently conducted.

         6.2 Authority. Buyer has all requisite corporate power and authority to execute and enter into this Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by Buyer (the "Buyer Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Buyer Documents have been duly authorized by all necessary action, corporate or otherwise, by Buyer, and this Agreement has been duly executed and delivered and is, and the Buyer Documents will be, when executed and delivered by Buyer, the legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that the same may be limited by insolvency, bankruptcy, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         6.3 No Violation. Neither the execution or delivery of this Agreement or any of the Buyer Documents nor the consummation of the transactions contemplated hereby or thereby conflict with or result in the breach of any term or provision of, or constitute a default under, or give any third party the right to accelerate any obligation under, any charter provision, bylaw, agreement, contract, lease, indenture, deed of trust, instrument, order, law, or regulation to which Buyer is a party or by which Buyer or any of its assets or properties is in any way bound or obligated.

7. Seller's Covenants. Seller covenants and agrees as follows, and Shareholder covenants to cause Seller to perform such covenants and agreements (all of which covenants and agreements by Seller and Shareholder shall be conditions to Buyer's obligations hereunder):

         7.1 Conduct of Business. Prior to the Closing, Seller shall (and Shareholder shall cause Seller to):

                  (a) operate in the ordinary course of its business and consistent with its current methods of transacting business and past practices;

                  (b) use its best efforts to preserve its goodwill and the goodwill of its customers, franchisors, lessors, suppliers, employees, tenants, governmental authorities and others having dealings with Seller;

                  (c) maintain its books of account and records in the usual, regular and ordinary manner and consistent with its past practices, and furnish Buyer with a copy of each of Seller's monthly unaudited financial statements within ten (10) business days after the end of the calendar month to which such financial statements relate;

                  (d) maintain all licenses, permits, authorizations, certificates, qualifications, registrations and other governmental approvals that are required for Seller to carry on its business in good standing;

                  (e) make capital expenditures and other expenditures necessary for the maintenance of the Purchased Assets and the Business;

                  (f) maintain all existing insurance policies and surety bonds, letters of credit, guaranties and similar instruments and commitments now in place for the benefit of Seller, the Business or the Purchased Assets;

                  (g) not assume or incur any liabilities or obligations not in the ordinary course of its business; and

                  (h) not, other than in the ordinary course of Seller's business and consistent with its prior practices, increase the salary, wages, bonus, commission or other compensation of any officer, director, employee, agent or representative of Seller or enter into or amend in any material respect any profit-sharing, pension, stock option, vacation pay, sick pay, personal leave, severance, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit or employee benefit plan, trust agreement or arrangement affecting any such person, or any compensation, separation or consultation agreement with any such person.


         7.2 Fulfillment of Conditions. Seller shall take (and Shareholder shall cause Seller to take) all reasonable steps (including, without limitation, the payment of reasonable fees and expenses related thereto) that are within its power to cause to be fulfilled the conditions precedent to Buyer's, Seller's or Shareholder's obligations to consummate the transactions contemplated hereby. Neither Seller nor Shareholder shall take any action that would cause the conditions to the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by Seller, Shareholder and Mrs. Helzer herein not to be true, correct and accurate in all material respects as of the Closing.

         7.3 Access and Information. Seller shall permit Buyer and its authorized representatives to have reasonable access, during normal business hours, to:

                  (a) Seller's assets and all its books, records and documents of or relating to Seller and its assets, liabilities and obligations, and Seller shall furnish to Buyer such information, financial records and other documents with respect to Seller's assets, liabilities and obligations and Seller's operations and business as Buyer shall reasonably request; and

                  (b) Seller's officers, directors, employees, agents, accountants, auditors, franchisors, lessors, customers and suppliers, for consultation or verification of any information obtained by Buyer, and Seller shall use reasonable efforts to cause such persons or entities to cooperate with Buyer in such consultation and in verifying such information.

         Notwithstanding the foregoing, Buyer shall be entitled to rely on the representations and warranties of Seller, Shareholder and Mrs. Helzer as if no investigation had been made.

         7.4 Legal or Governmental Actions. If Seller is notified of any legal or governmental or administrative act or proceeding instituted against or with respect to Seller, the Purchased Assets, the Leased Premises, or any portion thereof prior to the Closing, Seller shall promptly give notice thereof to Buyer.

         7.5 Update of Representations and Warranties. Between the date of this Agreement and the Closing Date' Seller shall give notice to Buyer promptly upon Seller's or Shareholders becoming aware of (a) any inaccuracy of a representation or warranty set forth in Section 5 or in any Schedule hereto, or
(b) any event or state of facts that, if it had occurred or existed on or prior to the date of this Agreement, would have caused any such representation or warranty to be inaccurate, and any such notice shall describe such inaccuracy, event or state of facts in detail.

         7.6 COBRA and HIPAA Compliance. Sellers shall comply fully with the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") with respect to Seller's employees whose employment with Seller will terminate in connection with the transactions under this Agreement.

         7.7 Payment of Liabilities. Seller shall pay or otherwise satisfy in the ordinary course all of Seller's trade payables and shall fully pay or otherwise satisfy all other claims or liabilities relating to the assets of the Business incurred through June 30, 1997, other than the Assumed Liabilities.

         7.8 Change of Seller's Name. Immediately following the Closing, Seller shall change its name to a name which does not include "JEH " and is otherwise not confusingly similar to Buyer's current name or "JEH/Eagle Supply, Inc."

8. Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by Buyer in writing:

         8.1 Representations and Warranties True; and Conditions Satisfied. All representations and warranties of Seller and Shareholder contained in this Agreement (including, without limitation, the Schedules hereto) (without giving effect to any updating or corrective information furnished pursuant to Section
7.5 of this Agreement or otherwise), shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing; Seller and Shareholder shall have performed and complied with all of the covenants and agreements and satisfied all of the conditions required by this Agreement to be performed, complied with or satisfied by either or both of them at or prior to the Closing; and Buyer shall have received certificates to the foregoing effect from the President of Seller and from Shareholder.

         8.2 Litigation. There shall be no pending or threatened litigation in any court or any proceeding before or by any administrative or governmental authority to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby or as a result of which Buyer could be deprived of any of the material benefits of the transactions contemplated hereby.

         8.3 Closing Documents. Seller shall have executed and delivered the documents and items required of Seller in Section 4.2;

         8.4 Miscellaneous Consents. Seller shall have secured all contractual and other third-party consents required in connection with the transactions contemplated by this Agreement in form and substance satisfactory to Buyer.

         8.5 Employees. Buyer shall have hired such of Seller's employees as Buyer may desire, in its sole discretion, to hire.

         8.6 Exclusive Possession. Seller shall have delivered to Buyer exclusive possession of the Purchased Assets, the Leased Premises and the equipment described in the Leases and Contracts.

         8.7 Licenses and Consents. Buyer shall have secured all necessary governmental certificates, approvals, consents and authorizations to purchase the Purchased Assets and to operate the Purchased Assets and the Leased Premises for Buyer's Intended Use.

         8.8 Acquisition Review. The results of Buyer's investigation of Seller, the Business, the Purchased Assets, the Leased Premises, Seller's operations and financial condition shall be acceptable to Buyer in its sole discretion.

         8.9 Minimum Acquired Net Assets. Seller and Shareholder shall have delivered to Buyer a certificate stating that as of the Closing Date, Seller has Acquired Net Assets of not less than Thirteen Million Seven Hundred Twenty-Six Thousand Dollars ($13,726,000.00), taking into account, for such purposes, reserves against Accounts Receivable of Six Hundred Thousand Dollars ($600,000.00).

         8.10 Opinion of Counsel. Buyer shall have received an opinion letter from counsel to Seller and Shareholder in the form attached as Exhibit 8.10.

         8.11 Consent Letters. Buyer shall have received, in the form of, and containing the terms set forth in, Exhibit 8.11, letters from Seller and W&M, respectively, agreeing to consent to the inclusion, in any Registration Statement, of the 1994 and 1995 Financial Statements, the 1996 Financial Statements, the Closing Financial Statements, and the opinions of W&M with respect thereto.

         8.12 Employment Agreements. Buyer and Shareholder and E.G. Helzer shall have entered into the J.E. Helzer Employment Agreement and the E.G. Helzer Employment Agreement, respectively.

9. Conditions to Obligations of Seller and Shareholder. The obligations of Seller and Shareholder under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by Seller in writing:

         9.1 Representations and Warranties True; Conditions Satisfied. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing; Buyer shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing; and Seller shall have received a certificate to the foregoing effect from the President or a Vice President of Buyer.

         9.2 Litigation. There shall be no pending or threatened litigation in any court or any proceeding before or by any administrative or governmental authority to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby or as a result of which Seller could be deprived of any of the material benefits of the transactions contemplated hereby.

         9.3 Opinion of Counsel. Seller shall have received an opinion letter from Buyer's counsel in the form attached as Exhibit 9.3.

10. Joinder of Mrs. Helzer. Whether or not elsewhere explicitly provided in this Agreement, each representation, warranty, covenant and agreement of Shareholder in this Agreement shall be deemed to have been made by Shareholder and Mrs. Helzer jointly and severally.

11. Covenant Not to Compete. Seller and Shareholder hereby, jointly and severally, agree as follows:

         11.1 Noncompetition. For a period of five (5) years following the Effective Time, neither Seller nor Shareholder, nor any person or entity directly or indirectly owning, owned by, controlling, controlled by or under common ownership or control with ("Affiliates") Seller or Shareholder, shall, directly or indirectly, on its, his or their own behalf or on behalf of any competitor of Buyer: (a) engage (whether as owner, partner, stockholder, joint venturer, manager, employee, investor or otherwise) in the sale, at wholesale or retail, of any roofing materials or supplies and/or building products or supplies (the "Restricted Business") in the counties of the State of Texas, the States of Colorado, Indiana, Iowa and Virginia and in all other areas in which Buyer is transacting business at June 30, 1997 or has transacted business in the past two years (collectively, the "Market"); (b) affiliate with, or own or have a proprietary interest of any kind in, any business or firm that owns, manages or operates a business that sells at wholesale or retail any roofing materials or supplies and/or building products or supplies anywhere within the Market; or
(c) alone or acting with others, employ or attempt to employ or solicit for any employment competitive with Buyer, any of Buyer's employees who worked for Seller prior to the Closing, or alone or acting with others, influence or seek to influence any employee to leave Buyer's employment. Seller and Shareholder also covenant, jointly and severally, that at no time shall any or either of them disparage Buyer, any of its affiliated entities, or any of the directors or officers of Buyer or any of its affiliated entities.

         The parties acknowledge that Shareholder's son is in the roofing contracting business in Texas, Indiana and Virginia, and that Shareholder's providing of advice to his son with respect to such business will not be deemed to be a breach of this Section provided that in providing such advice, Shareholder is not directly or indirectly engaging in the Restricted Business anywhere within the Market during the five year period described above.

         11.2 Payment for Covenants. As additional consideration to Shareholder for his covenants under Section 11.1. Buyer shall pay at the Closing One Hundred Dollars ($100.00) to Shareholder.

         11.3 Remedies: Curtailment. Seller and Shareholder each agrees that a breach or violation of the covenants in Section 11.1 by Seller or Shareholder shall entitle Buyer, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such covenants. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Buyer may be entitled. Further, during any period in which Seller or Shareholder is in breach of any of such covenants, the time period of such covenant shall be extended for an amount of time that Seller or Shareholder is in breach hereof In the event of a breach by Seller or Shareholder of the covenants under Section 11.1, without limiting Buyer's remedies with respect to such breach, including, without limitation, equitable remedies, Buyer shall not be required to make, and Seller or its designee shall have no right to receive, any further payments under
Section 2.4(a), (h) or (c).

         The covenants contained in Section 11.1 will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Seller or Shareholder against the Buyer or any officer, director, or shareholder of Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants contained in Section 11.1.

         The parties to this Agreement agree that the limitations contained in
Section 11.1 with respect to geographic area, duration and scope of activity are reasonable. However, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in Section 11.1 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

12.      INDEMNIFICATION.

         12.1 BUYER'S RIGHT TO INDEMNIFICATION. SELLER SHAREHOLDER AND MRS. HELZER, JOINTLY AND SEVERALLY, SHALL INDEMNIFY AND HOLD BUYER AND ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (THE "INDEMNIFIED PARTIES") HARMLESS FROM ANY

AND ALL LIABILITIES, OBLIGATIONS, CLAIMS, CONTINGENCIES, DAMAGES, JUDGMENTS, FINES, PENALTIES, AMOUNTS PAID IN SETTLEMENT, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL COURT COSTS AND REASONABLE ATTORNEYS' FEES AND DISBURSEMENTS), AND WHETHER AS A RESULT OF DIRECT CLAIMS OR THIRD PARTY CLAIMS ("LOSSES"), THAT THE INDEMNIFIED PARTIES OR ANY OF THEM MAY SUFFER OR INCUR AS A RESULT OF OR RELATING TO: (a) THE BREACH OR INACCURACY, OR ANY ALLEGED BREACH OR INACCURACY, OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS MADE BY SELLER, SHAREHOLDER OR MRS. HELZER HEREIN (WITHOUT GIVING EFFECT TO ANY UPDATING OR CORRECTIVE INFORMATION FURNISHED PURSUANT TO SECTION 7.5 OF THIS AGREEMENT OR OTHERWISE) OR IN ANY ASSIGNMENT, BILL OF SALE, LEASE OR OTHER INSTRUMENT, DOCUMENT OR PAPER DELIVERED PURSUANT TO THIS AGREEMENT; (b) ANY LAWSUIT, CLAIM OR PROCEEDING OF ANY NATURE ARISING OUT OF ANY ACT OR TRANSACTION OCCURRING PRIOR TO THE CLOSING OR ARISING OUT OF FACTS OR CIRCUMSTANCES THAT EXISTED AT OR PRIOR TO THE CLOSING; (c) ANY INCOME, FRANCHISE, SALES, USE, TRANSFER, EXCISE OR OTHER TAX ARISING UPON THE CONSUMMATION OF THE PURCHASE AND SALE OF THE PURCHASED ASSETS HEREUNDER (EXCEPT FOR BUYER'S SALES TAX PORTION), OR ARISING OUT OF OR RESULTING FROM THE OPERATIONS OF SELLER, ANY TRANSACTION OR ACTIVITY OF SELLER, OR ANY INCOME DERIVED BY SELLER (OTHER THAN THE ASSUMED LIABILITIES); (d) ANY WAGES, SALARIES, VACATION PAY, SICK PAY, OR PERSONAL LEAVE, OR ACCRUALS WITH RESPECT THERETO (OTHER THAN THE ASSUMED LIABILITIES), OR OTHER COMPENSATION, LIABILITIES, OBLIGATIONS, CLAIMS OR CONTINGENCIES OF ANY NATURE DUE OR PAYABLE AT ANY TIME WHATSOEVER TO ANY CURRENT OR FORMER DIRECTOR, OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS UNDER ANY BENEFIT PLAN; (e) ANY CONTAMINATION ON OR UNDER THE LEASED PREMISES OR IN ANY OF THE PURCHASED ASSETS CAUSED BY ANYONE (OTHER THAN BUYER OR ITS AGENTS OR EMPLOYEES) ON OR PRIOR TO THE CLOSING DATE, OR ANY LIABILITY OR OBLIGATION FOR REMEDIATION OR CLEAN-UP OF ENVIRONMENTAL CONDITIONS AS A RESULT OF SELLERS OPERATIONS, WHETHER ON OR UNDER THE LEASED PREMISES OR ELSEWHERE, OR THE ACTIVITIES OF ANY PERSON (OTHER THAN BUYER) ON OR UNDER THE LEASED PREMISES; (f) THE CONDUCT OF SELLER'S BUSINESS AND OPERATIONS (OTHER THAN THE ASSUMED LIABILITIES); (g) ANY FAILURE OF SELLER TO COMPLY WITH ANY FEDERAL, STATE OR LOCAL LAW, REGULATION, RULING OR ORDINANCE, OR ANY OTHER LEGAL REQUIREMENT, INCLUDING, WITHOUT LIMITATION, SELLERS FAILURE TO COMPLY WITH COBRA, HIPAA OR THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT; (h) NONCOMPLIANCE BY BUYER OR SELLER WITH THE BULK TRANSFER PROVISIONS OF THE UNIFORM COMMERCIAL CODE (OR ANY SIMILAR LAW) OF ANY STATE IN CONNECTION WITH THE SALE AND TRANSFER OF THE

PURCHASED ASSETS TO BUYER OTHER THAN WITH RESPECT TO THE ASSUMED LIABILITIES; AND i) ANY LIABILITIES OR OBLIGATIONS OF SELLER NOT BEING EXPRESSLY ASSUMED BY BUYER PURSUANT TO THIS AGREEMENT.

         SELLER, SHAREHOLDER AND MRS. HELZER, JOINTLY AND SEVERALLY, SHALL BE RESPONSIBLE HEREUNDER FOR, AND SHALL INDEMNIFY THE INDEMNIFIED PARTIES FROM AND AGAINST, ANY AND ALL SUCH LOSSES WHETHER OR NOT IT IS ALLEGED OR PROVEN THAT THE LOSSES AROSE OUT OF OR RESULTED FROM THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OF ANY INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON ANY INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT LIABILITY IMPOSED VICARIOUSLY ON ANY INDEMNIFIED PARTY, UNDER ANY FEDERAL OR STATE STATUTES OR REGULATIONS, AT COMMON LAW OR OTHERWISE; PROVIDED, HOWEVER, THAT SELLER, SHAREHOLDER AND MRS. HELZER SHALL NOT BE RESPONSIBLE HEREUNDER FOR ANY LOSSES TO THE EXTENT THEY ARE FINALLY ADJUDICATED BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY FROM THE INDEMNIFIED PARTY'S INTENTIONAL MISCONDUCT.

         SELLER, SHAREHOLDER AND MRS. HELZER, JOINTLY AND SEVERALLY, SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS THE INDEMNIFIED PARTIES AGAINST ALL LOSSES IN CONNECTION WITH ANY CLAIM, ACTION, SUIT, PROCEEDING, OR INVESTIGATION, WHETHER CIVIL OR CRIMINAL, ADMINISTRATIVE, OR INVESTIGATIVE ARISING OUT OF OR UNDER THE FEDERAL SECURITIES LAWS OR ANY STATE BLUE SKY OR SECURITIES LAWS BASED IN WHOLE OR IN PART ON (i) ANY UNTRUE STATEMENT OR ALLEGED UNTRUE STATEMENT OF A MATERIAL FACT CONTAINED IN THE REGISTRATION STATEMENTS AND OTHER DOCUMENTS DESCRIBED IN SECTION 5.24 (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENT OR SUPPLEMENT TO SUCH REGISTRATION STATEMENTS OR DOCUMENTS), (ii) ANY OMISSION OR ALLEGED OMISSION TO STATE IN SUCH REGISTRATION STATEMENTS OR DOCUMENTS A MATERIAL FACT REQUIRED TO BE STATED THEREIN OR NECESSARY TO MAKE THE STATEMENTS THEREIN NOT MISLEADING, OR (iii) ANY VIOLATION BY SELLER OR SHAREHOLDER OF THE FEDERAL SECURITIES LAWS OR ANY STATE BLUE SKY OR SECURITIES LAWS IN CONNECTION WITH SUCH REGISTRATION STATEMENTS OR DOCUMENTS.

         IN THE EVENT THAT SELLER, SHAREHOLDER OR MRS. HELZER IS IN BREACH OF ANY OF ITS, HIS OR HER REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER THIS AGREEMENT, BUYER SHALL HAVE THE RIGHT, WITHOUT LIMITING ANY OF ITS OTHER REMEDIES, WHETHER UNDER THIS AGREEMENT OR OTHERWISE, TO SET OFF, AGAINST ANY PAYMENTS DUE FROM BUYER TO SELLER OR SHAREHOLDER, WHETHER UNDER

THE PROMISSORY NOTE OR OTHERWISE, THE AMOUNT OF ANY CLAIMS BY OR LOSSES OF BUYER WITH RESPECT TO SUCH BREACH.

         12.2 SELLER'S RIGHT TO INDEMNIFICATION. BUYER SHALL INDEMNIFY AND HOLD SELLER AND ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS AND REPRESENTATIVES HARMLESS FROM ANY AND ALL LOSSES THAT THEY OR ANY OF THEM MAY SUFFER OR INCUR AS A RESULT OF OR RELATING TO THE BREACH OR INACCURACY, OR ANY ALLEGED BREACH OR INACCURACY, OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS MADE BY BUYER HEREIN.

         12.3 NOTICE OF THIRD PARTY CLAIMS. THE PARTY SEEKING INDEMNIFICATION HEREUNDER (INDIVIDUALLY, THE "INDEMNITEE" AND COLLECTIVELY, "INDEMNITEES") WITH RESPECT TO ANY THIRD PARTY CLAIM SHALL PROMPTLY, AND IN ANY EVENT WITHIN 30 DAYS AFTER NOTICE TO IT (NOTICE TO INDEMNITEE BEING THE SERVICE OF PROCESS UPON INDEMNITEE OF ANY LEGAL ACTION, RECEIPT OF ANY CLAIM IN WRITING OR OTHER FORM OR MANNER OF ACTUAL NOTICE) OF ANY CLAIM AS TO WHICH IT ASSERTS A RIGHT TO INDEMNIFICATION, NOTIFY THE PARTY FROM WHOM INDEMNIFICATION IS SOUGHT (INDIVIDUALLY, "INDEMNITOR" AND COLLECTIVELY, "INDEMNITORS") OF SUCH CLAIM.

         12.4 Survival of Representations and Warranties. Except as expressly provided elsewhere in this Agreement or as provided in this Section 12.4, all representations and warranties made under this Agreement by Seller, Shareholder and Mrs. Helzer, or Buyer, as the case may be, will survive until the end of the twenty eighth (28th) calendar month after June 30, 1997; provided, however, that
(a) each of the representations and warranties of Seller, Shareholder and Mrs. Helzer in Sections 5.10 and 5.18 will survive until 30 days after expiration of the applicable statute of limitation, and (b) the representations and warranties of Seller, Shareholder and Mrs. Helzer in Sections 5.1. 5.2 and 5.3(a) will survive forever. No claim for breach of a representation or warranty may be brought by any person unless written notice of such claim is given to Seller and Shareholder, or Buyer, as the case may be, on or prior to the last day of the applicable survival period in this Section 12.4 (in which event each representation and warranty with respect to any asserted claim will survive until such claim is finally resolved and all obligations with respect thereto are fully satisfied under the terms of this Agreement).

         12.5 Limitations. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate amount of liability of Seller, Shareholder and Mrs. Helzer for breaches of representation or warranty under this Agreement exceed the sum of Six Million Dollars ($6,000,000.00).

         12.6 Floor for Indemnification. Notwithstanding anything to the contrary in this Agreement, except for the obligations under Section 12.1 with respect to breaches of the representations and warranties of Seller, Shareholder and Mrs. Helzer contained in Sections 5.1. 5.2. 5.3(a), 5.10 and 5.18 (the "Exempt Indemnification Obligations"), Seller, Shareholder and Mrs. Helzer, as the Indemnitors, will not have any obligation until the aggregate of all Losses payable by the Indemnitors to the Indemnitees exceeds One Hundred Forty Thousand Dollars ($140,000.00) (the "Floor"). Upon the aggregate of all Losses payable by the Indemnitors (except the Exempt Indemnification Obligations) exceeding the Floor, Seller, Shareholder and Mrs. Helzer, jointly and severally, will be liable to the Indemnitees, on a dollar-for-dollar basis, for the amount above the Floor.

         With respect to Losses payable in connection with Exempt
Indemnification Obligations, Seller, Shareholder and Mrs. Helzer, jointly and severally, will be liable for all of such Losses from the first dollar in any event.

         An Adjustment Amount will not constitute a claim under the indemnification provisions of this Agreement, and will not be subject to the Floor.

13.      Termination.

         13.1 Events of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned:

                  (a) at any time prior to the Closing by mutual written consent of Buyer and Seller;

                  (b) subject to Section 13.2 below, by either Seller or Buyer if a condition to its performance hereunder shall not be satisfied or waived in writing at or prior to the Closing;

                  (c) by Buyer if a final, non-appealable judgment has been entered against it or its affiliates restraining, prohibiting, declaring illegal or awarding substantial damages in connection with the transactions contemplated hereby;

                  (d) by Seller if a final, non-appealable judgment has been entered against it restraining, prohibiting, declaring illegal or awarding substantial damages in connection with the transactions contemplated hereby;

                  (e) by Seller or Buyer, if the Closing does not occur on or before July 10, 1997; or

                  (f) by Buyer pursuant to other Sections of this Agreement permitting Buyer to terminate this Agreement.

         13.2 Limitation on Right to Terminate. A party shall not be permitted to exercise any right of termination pursuant to Section 13.1(b) above if the event giving rise to the termination right shall be due to the material and willful failure of the party seeking to terminate this Agreement to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party.

         13.3 Rights Upon Termination. If this Agreement is terminated as permitted under this Section 13, such termination shall be without liability of or to any party to this Agreement (except pursuant to this Section 13 and to Sections 14.3. 14.4. 14.5 and 14.6, which shall survive such termination). In any such event, except as otherwise expressly provided in this Agreement, all parties hereto shall thereupon be relieved of all further obligations to each other hereunder.

         If Seller or Shareholder, on the one hand, or Buyer, on the other hand, fails to perform any of its or his obligations under this Agreement, then the other party or parties may elect (a) to terminate this Agreement whereupon all parties hereto shall be released from any further obligations hereunder, (b) to seek specific performance of the other party's or parties' obligations hereunder, or (c) to pursue any and all other remedies available at law or in equity.

14.      Miscellaneous.

         14.1 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by a recognized courier service or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or to such other address as any party shall provide to the other parties by notice in accordance with this Section):

                  If to Buyer:              JEH Acquisition Corp.
                                            c/o TDA Industries, Inc.
                                            122 East 42nd Street, Suite 1116
                                            New York, NY 10168
                                            Attention: Douglas P. Fields, Chief
                                                       Executive Officer

                  With copy to:             Carlton, Fields, Ward,
                                            Emmanuel, Smith & Cutler, P.A.
                                            P.O. Box 3239
                                            Tampa, Florida 33601
                                            (if by mail)
                                                      or
                                            One Harbour Place, 5th Floor
                                            Tampa, Florida 33602
                                            (if by hand delivery)
                                            Attention: Nathaniel L. Doliner,
                                                          Attorney at Law

                  If to Seller:             JEH Company
                                            2500 Hwy 287
                                            P.O. Box 463
                                            Mansfield, Texas 76063
                                            (prior to the Closing Date)
                                                      or
                                            8110 Russell Curry Road
                                            Arlington, Texas 76017
                                            (on or after the Closing Date)
                                            Attention: Mr. James E. Helzer,
                                            Chief Executive Officer

                  With copy to:             Raymond Meeks, Attorney at Law
                                            1000 N. Walnut Creek Drive, Suite C
                                            Mansfield, Texas 76063

                  If to Shareholder or      8110 Russell Curry Road
                  Mrs. Helzer:              Arlington, Texas 76017

                  With copy to:             Raymond Meeks, Attorney at Law
                                            1000 N. Walnut Creek Drive, Suite C
                                            Mansfield, Texas 76063

         Any such notice under this Section shall be deemed to have been given and received on the day it is personally delivered or delivered by a recognized courier service or, if mailed, on the fifth day after it is mailed.

         14.2 Further Assurances. Each party hereto agrees to execute, without unreasonable delay, any and all documents and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby. In connection with taking such actions, each party will provide the other with the same assurances regarding authority, validity and the other matters to which reference is made in Section 5 and Section 6 hereof.

         14.3 Publicity. Neither Seller nor Shareholder shall issue or make, or cause to be issued or made, any press release or public announcement or disclosure concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by Buyer, unless such announcement is required by applicable legal requirements.

         14.4 Attorneys' Fees. In the event of a dispute between or among the parties with respect to this Agreement, the prevailing party or parties shall be entitled to recover the prevailing party's (or parties') reasonable attorneys' fees and costs, whether incurred during trial, on appeal or in bankruptcy proceedings.

         14.5 Expenses. Except as otherwise stated herein, each of the parties hereto shall, whether or not the transactions contemplated hereby are consummated, bear its own attorneys', accountants', auditors' or other fees, costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereunder.

         14.6 Brokers. Seller and Shareholder, jointly and severally (a) represent to Buyer that neither Seller nor Shareholder has incurred nor will incur any liability for brokerage fees, finder's fees or agent's commissions, except with respect to Geneva in connection with this Agreement or the transactions contemplated hereby, and (b) agree that they will indemnify and hold harmless Buyer against all claims for fees, commissions and costs of any broker, finder or agent (including, without limitation, Geneva) engaged by or for either or both of them in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated by this Agreement; provided, however, upon the Closing, Buyer shall pay the Broker Contribution to Geneva.

         Buyer represents to Seller and Shareholder that Buyer has not incurred and will not incur any liability for brokerage fees, finders' fees or agent's commissions in connection with this Agreement or the transactions contemplated hereby, and Buyer agrees that it will indemnify and hold harmless Seller and Shareholder against any claims for fees, commissions and costs of any broker, finder or agent engaged by Buyer in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated by this Agreement.

         14.7 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

         14.8 Assignment; and No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of Seller, Shareholder or Buyer without the prior written consent of the other party or parties; provided, however, that notwithstanding the foregoing, Buyer may assign this Agreement to any related or affiliated entity of Buyer or any lender to Buyer. Any assignment or delegation made in violation of this Agreement shall be null and void. This Agreement is not intended to confer upon any person (including, without limitation, employees, customers or suppliers of Seller or Buyer) other than the parties hereto and any permitted assignee, any rights or remedies hereunder. Nothing in this Agreement shall be construed to imply any admission of liability or obligation to any person except the parties to this Agreement.

         14.9 Entire Agreement. This Agreement and the documents attached as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter contained herein and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought.

         14.10 Exhibits and Schedules. All Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part hereof.

         14.11 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of New York without giving effect to any conflict-of-laws rule or principle that might result in the application of the laws of another jurisdiction.

         14.12 Jurisdiction and Venue. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, or the Middle District of Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue therein. If neither the United States District Court for the Southern District of New York nor the United States District Court for the Middle District of Florida has or can acquire jurisdiction, then any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, shall be resolved by binding arbitration before a panel of three neutral arbitrators in Atlanta, Georgia, or such other mutually agreed venue under the rules of the American Arbitration Association.

         14.13 Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements made by the parties hereto in this Agreement or in any certificate or other document delivered pursuant hereto shall survive the execution of this Agreement and the Closing.

         14.14 Headings. The descriptive headings of the Sections and Subsections hereof are inserted for convenience only and do not constitute a substantive portion of this Agreement.

         14.15 Invalidity. In the event that any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

         14.16 Waiver. The waiver by any party hereto of any breach, default, misrepresentation or breach of warranty or covenant hereunder must be in writing and shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation or breach of warranty or covenant hereunder and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

         14.17 Certain Consents. In the event any of the Leases and Contracts (individually, a "Lease" or a "Contract") requires consent to its assignment and such consent is not obtained prior to the Closing, and Buyer agrees in writing to proceed with the Closing despite the absence of such consent, then until such consent has been obtained or the applicable Lease or Contract terminates, the Lease or Contract shall not be deemed assigned to Buyer but instead Buyer shall be deemed to be Seller's subcontractor or the parties shall make such other arrangements as necessary to assure Buyer the benefits of the Lease or Contract. In that event, Buyer shall perform all obligations of Seller under the applicable Lease or Contract (except any obligations arising out of a default prior to the Closing Date or event prior to the Closing Date which with notice, lapse of time or both would constitute such a default), and Buyer shall be entitled to all benefits from such Lease or Contract. Seller, Shareholder, and Mrs. Helzer, jointly and severally, shall indemnify Buyer with respect to all Losses of Buyer resulting from or arising out of the failure of Seller to obtain such consent.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

WITNESSES:

                                          JEH ACQUISITION CORP.,
  /s/ J. Michael Waters                   a Delaware corporation ("Buyer")
-----------------------------
  /s/ John C. Knight                      By:  /s/ Douglas P. Fields
------------------------------               -----------------------------
                                          Name:    Douglas P. Fields
                                          Title:   Chief Executive Officer

                                          JEH COMPANY,
  /s/ J. Michael Waters                   a Texas corporation ("Seller")
-----------------------------
  /s/ John C. Knight                      By:  /s/ James E. Helzer
------------------------------               -----------------------------
                                          Name:    James E. Helzer
                                          Title:   Chief Executive Officer
  /s/ J. Michael Waters
-----------------------------
  /s/ John C. Knight                        /s/ James E. Helzer
------------------------------            --------------------------------
                                          JAMES E. HELZER, individually
                                          ("Shareholder")
  /s/ J. Michael Waters
-----------------------------
  /s/ John C. Knight                        /s/ Marilyn Helzer
------------------------------            -------------------------------
                                          MARILYN HELZER, individually
                                          ("Mrs. Helzer")

                                          JEH ENTERPRISES, INC.
  /s/ J. Michael Waters                   a Colorado corporation ("Enterprises")
-----------------------------
  /s/ John C. Knight                      By:  /s/ J.E. Helzer
------------------------------                ----------------------------
                                          Name:   J.E. Helzer
                                                --------------------------
                                          Title:  President
                                                 -------------------------